IEC  [GRAPHIC OMITTED]
                                      electronics corp.

                                                          105 Norton Street o PO
                                                          Box 271 o Newark, NY
14513 o Ph: (315) 331-7742 o Fax: (315) 331-3547 o www.iec-electronics.com
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                                  Exhibit 99.1
              IEC Announces Restructuring and Third Quarter Results



Newark, NY - July 29, 2004 - IEC Electronics Corp. (IECE.OB) announced today its results for the third quarter of fiscal 2004, ending June 25, 2004.

IEC reported a net loss of $1,146,000 or ($0.14) per share on revenue of $6.2 million for the quarter. This compares to a net income of $853,000 or $0.10 per share on revenue of $14.0 million for the same quarter a year ago.

IEC's net loss for the first nine months of fiscal 2004 was $ 890,000 or ($0.11) per share on revenue of $20.0 million. This compares to net income of $2.0 million, (of which $184,000 was from discontinued operations) or $0.25 per share on revenue of $39.1 million, for the same period in fiscal year 2003.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Although we gained some new customers and this creates substantial opportunity for the Company, this quarter's results were obviously disappointing. We experienced a loss stemming from a couple large customer orders that were pushed out beyond the quarter due to parts shortages and design changes, a $240,000 restructuring charge and bad debt expense of $394,000. Despite the loss we remain committed to the programs we have put in place to strengthen the organization, broaden our customer base, increase profitability and maximize shareholder value."

Gilbert further noted, "We are continuing to reshape the company, and doing what is necessary to build revenue, reduce costs and return to profitability. During the quarter we strengthened the management team by hiring a Vice President of Sales and Marketing, and hired an additional salesman. Both of these individuals from premier companies in our industry have proven track records selling to accounts meeting our target profile. Building a first class sales team is a primary focus for the Company and we will continue to add to the sales force and our manufacturers rep network over the next several quarters. As mentioned above, we continue to add new customers and are experiencing increased opportunities with some of our existing customers. Last quarter's announcement indicated our success will be based upon supporting a steady stream of new customers with unique technology and proprietary products. These are accounts which initially require greater services and effort on our part with the knowledge that the revenue contribution can be six to nine months in the future. However I believe they are the right customers for us and will result in growth and profitability. "

IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's second quarter 2004 results can be found on its web site at: www.iec-electronics.com/news.php.
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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2003 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:
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Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com
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